Exhibit 3.28

BY-LAWS

of

McNEILUS FINANCIAL, INC.

adopted

February 10, 2003

Article I.  Offices.

Section 1.01           Registered Office.  The registered office of the corporation in Texas shall be that set forth in the (a) articles of incorporation; (b) the most recent amendment of the articles of incorporation; or (c) statement filed with the secretary of state of Texas changing the registered office.

Section 1.02           Other Offices.  The corporation may have such other offices, within or without the state of Texas, as the directors shall, from time to time, determine.

Section 1.03           Corporate Seal.  The corporation shall have a seal.

Article II.  Meetings of Shareholders.

Section 2.01           Place and Time of Meetings.  Except as provided otherwise by law, meetings of the shareholders may be held at any place, within or without the state of Texas, as may from time to time be designated by the board of directors and, in the absence of such designation, shall be held at the registered office of the corporation in the state of Texas.  The board of directors shall designate the time of day for each meeting and, in the absence of such designation, every meeting of shareholders shall be held at 10:00 a.m.

Section 2.02           Regular Meetings.

(a)           Regular meetings of the shareholders may be held on an annual or other less frequent basis but need not be held unless required by law.

(b)           At each regular meeting of shareholders, the shareholders shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and shall transact such other business as may properly come before them.

Section 2.03           Special Meetings.  Special meetings of the shareholders may be called for any purpose or purposes at any time by the chief executive officer, the chief financial officer, two or more directors or in the manner provided by law by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose must be called by 25% or more of the voting power of all shares entitled to vote.  Special meetings shall be held on the date and at the time and place fixed by the chief executive officer, the chief financial officer or the board of directors, except that a special meeting called by or at demand of a shareholder or shareholders shall be held in the county where the principal executive office is located.  The business transacted at a special meeting shall be limited to the purposes as stated in the notice of the meeting.

Section 2.04           Quorum, Adjourned Meetings.  The holders of a majority of the voting power of the shares entitled to vote shall constitute a quorum for the transaction of business at any regular or special meeting.  Whether or not a quorum is present at a meeting, the meeting may be adjourned from time to time without notice other than announcement at the time of adjournment of the date, time and place of the adjourned meeting.  At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.  If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment even though the withdrawal of enough shareholders originally present leaves less than the proportion other is required for a quorum.

Section 2.05           Voting.  At each meeting of the shareholders every shareholder having the right to vote shall be entitled to vote either in person or by proxy.  Unless otherwise provided in the articles of incorporation or the terms of the shares, a shareholder shall have one vote for each share held.  Jointly owned shares may be voted by any joint owner unless the corporation receives written notice from any one of them denying the authority of that person to vote those shares.  The shareholders shall take action by the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares present and entitled to vote on that item of business or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, except as otherwise required by law.

Section 2.06           Record Date.  The board of directors may fix, or authorize an officer to fix, a date, not more than 60 days before the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and entitled to vote at, such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed.  If the board of directors fails to fix a record date for determination of the shareholders entitled to notice of, and entitled to vote at, any meeting of shareholders, the record date shall be the 20th day preceding the date of such meeting.

Section 2.07           Notice of Meetings.  Notice of all meetings of shareholders shall be given to each holder of shares entitled to vote at the meeting, at such shareholder’s address as shown by the books of the corporation, containing the date, time and place of the meeting at least 10 days before the date of the meeting, except as otherwise provided in Section 2.04 with respect to adjourned meeting and as otherwise provided by law.  Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purposes stated in the notice.

Section 2.08           Waiver of Notice.  Notice of any meeting may be waived by any shareholder either before, at or after such meeting orally or in writing signed by such shareholder or a representative entitled to vote the shares of such shareholder.  Attendance by a shareholder at a meeting is a waiver of notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 2.09           Written Action.  Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action (which may be in counterparts) signed by all of the shareholders entitled to vote on that action.  The written notice is effective when it has been signed by all of those shareholders, unless a different effective time is provided in the written actions.

Article III.  Directors.

Section 3.01           General Powers.  The business and affairs of the corporation shall be managed by or under the direction of the board of directors, except as otherwise permitted by law.  The holders of the shares entitled to vote for directors of the corporation may, by unanimous affirmative vote, take any action that the board of directors is required or permitted by law to take.

Section 3.02           Number.  The number of directors of the corporation shall be determined from time to time by the board of directors.

Section 3.03           Board Meetings.  Meetings of the board of directors may be held from time to time at such time and place within or without the state of Texas as may be designated in the notice of such meeting.

Section 3.04           Calling Meetings; Notice.  Meetings of the board of directors maybe called by the chairman of the board, by giving at least 24 hours’ notice, or by any other director, by giving at least five days’ notice, of the date, time and place thereof to each director by mail, telephone, facsimile, electronic transmission or in person.  If the date, time and place of a meeting of the board of directors has been announced at a previous meeting of the board, no notice is required.  Notice of an adjourned meeting of the board of directors need not be given other than by announcement at the meeting at which adjournment is taken.

Section 3.05           Waiver of Notice.  Notice of any meeting of the board of directors may be waived by any director either before, at or after such meeting orally or in a writing signed by such director.  Attendance by a director at a meeting of the board of directors, is a waiver of notice of such meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

Section 3.06           Quorum.  A majority of the directors holding office immediately prior to a meeting of the board of directors shall constitute a quorum for the transaction of business at such meeting.  In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time until a quorum is present.  If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum.

Section 3.07           Conference Communications.  Any or all directors may participate in any meeting of the board of directors, or of any duly constituted committee thereof, by any means of communication through which the directors may simultaneously hear each other during such meeting and such participation constitutes presence in person at the meeting.

Section 3.08           Vacancies; Newly Created Directorships.  Vacancies on the board of directors by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors even though less than a quorum; vacancies on the board of directors resulting from newly created directorships may be filled by the affirmative vote of a majority of directors serving at the time of such increase; and each such director shall be a director until a qualified successor is elected by the shareholders at the next regular or special meeting of the shareholders.

Section 3.09           Removal.  A director may be removed at any time, with or without cause, by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors.  A director named by the board of directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected directors in the interim between the time of the appointment to fill such vacancy and the time of the removal.  New directors may be elected at a meeting at which directors are removed.

Section 3.10           Committees.  A resolution approved by the affirmative vote of a majority of the board of directors may establish committees having the authority of the board in the management of the business of the corporation to the extent provided in the resolution.  A committee shall consist of one or more persons, who need not be directors, appointed by affirmative vote of a majority of the directors present.  Committees other than special litigation committees and committees formed pursuant to applicable law are subject at all time to the direction and control of, and vacancies in the membership thereof shall be filled by, the board of directors.  A majority of the members of the committee present at a meeting is a quorum for the transaction of business, unless a larger or smaller proportion or number is provided in a resolution approved by the affirmative vote of a majority of the directors present.

Section 3.11           Written Action.  An action required or permitted to be taken at a meeting of the board of directors, or any duly constituted committee thereof, may be taken by written action signed by all of the directors or committee members.

Section 3.12           Compensation.  The board of directors may fix the compensation of directors.  The board of directors may provide that all directors shall receive their expenses, if any, of attendance at meetings of the board of directors or any committee thereof.  Any director may serve the corporation in any other capacity and receiving proper compensation therefor.

Article IV.  Officers.

Section 4.01           Number.  The officers of the corporation shall consist of a chairperson of the board (if one is elected by the board), the president, one or more vice presidents (if desired by the board), a treasurer, a secretary (if one is elected by the board) and such other officers and agents as may, from time to time, be elected by the board of directors.  Any number of offices may be held by the same person.

Section 4.02           Election, Term of Office and Qualifications.  The board of directors shall elect from within or without their number, the president, treasurer and such other officers as may be deemed advisable, each of whom shall have the powers, rights, duties, responsibilities and terms of office as determined by the board of directors and not inconsistent therewith.  The term president and all other officers who may be directors (other than the chairperson of the board) shall not be affected by an earlier termination of their directorship.

Section 4.03           Removal and Vacancies.  An officer may be removed by the board of directors at any time, with or without cause.  Such removal shall be without prejudice to the contractual rights of the person so removed.  A vacancy in an office of the corporation because of death, resignation, remand, disqualification or other cause, may be filled for the unexpired portion of the term by the board of directors.

Section 4.04           Chairperson of the Board.  The chairperson of the board, if one is elected, shall preside at all meetings of the shareholders and directors and shall have such other duties as may be prescribed, from time to time, by the board of directors.

Section 4.05           President.  The president shall, unless otherwise designated by a resolution of the board of directors, be the chief executive officer and shall have general active management of the business of the corporation.  In the absence of the chairperson of the board, the president shall preside at all meetings of the shareholders and directors.  The president shall see that all orders and resolutions of the board of directors are carried into effect.  The president shall execute and deliver, in the name of the corporation, any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation unless the authority to execute and deliver is required by law to be exercised by another person or is expressly delegated by the articles or bylaws or by the board of directors to some other officer or agent of the corporation.  The president shall maintain records of and, whenever necessary, certify all proceedings of the board of directors and the shareholders, and in general, shall perform all duties usually incident to the office of the president.  The president shall have such other duties as may, from time to time, be prescribed by the board of directors.

Section 4.06           Executive Vice President and Vice President.  Each executive vice president and vice president, if one or more is elected, shall have such powers and shall perform such duties as prescribed by the board of directors or by the president.  In the event of the absence or disability of the president, the executive vice president(s) and vice president(s) shall succeed to the president’s power and duties in the order designated by the board of directors.

Section 4.07           Secretary.  The secretary, if one is elected, shall be secretary of and shall attend all meetings of the shareholders and board of directors and shall record all proceedings of such meetings in the minute book of the corporation.  The secretary shall give proper notice of meetings of shareholders and directors.  The secretary shall perform such other duties as may, from time to time, be prescribed by the board of directors or by the president.

Section 4.08           Treasurer.  The treasurer shall, unless otherwise designated by a resolution of the board of directors, be the chief financial officer and shall keep accurate financial records for the corporation.  The treasurer shall deposit all moneys, drafts and checks in the name of, and to the credit of, the corporation in such banks and depositories as the board of directors shall, from time to time, designate.  The treasurer shall have power to endorse, for deposit, all notes, checks and drafts received by the corporation.  The treasurer shall disburse the funds of the corporation, as ordered by the board of directors, making proper vouchers therefor.  The treasurer shall render to the president and the directors, whenever requested, an account of all transactions entered into as treasurer and of the financial condition of the corporation, and shall perform such other duties as may, from time to time, be prescribed by the board of directors or by the president.

Section 4.09           Compensation.  The officers of the corporation shall receive such compensation for their services as may be determined, from time to time, by the board of directors.

Article V.  Shares and Their Transfer.

Section 5.01           Certificates for Shares.  All shares of the corporation shall be certificated shares.  Every owner of shares of the corporation shall be entitled to a certificate for shares, to be in such form as shall be prescribed by the board of directors.  The certificates for such shares shall be numbered in the order in which they shall be issued and shall be signed, in the name of the corporation, by the president and by the secretary or an assistant secretary, or by such officers as the board of directors may designate.  Every certificate surrendered to the corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 5.04.

Section 5.02           Issuance of Shares.  The board of directors may authorize the issuance of securities and rights to purchase securities.  Shares may be issued for any consideration, including, without limitation, money or other tangible or intangible property, received or to be received by the corporation under a written agreement, of services rendered or to be rendered to the corporation, or of an amount transferred from surplus to stated capital upon a share dividend as authorized by the board of directors.

Section 5.03           Transfer of Shares.  Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate, or the shareholder’s legal representative, or the shareholder’s duly authorized attorney-in-fact, and upon surrender of the certificate or the certificates for such shares.  The corporation may treat as the absolute owner of shares of the corporation, the person or persons in whose name shares are registered on the books of the corporation.

Section 5.04           Loss of Certificates.  Except as otherwise provided by law, any shareholder claiming a certificate for shares to be lost, stolen or destroyed shall make an affidavit of that fact in such form as the board of directors shall require and shall, if the board of directors so requires, give the corporation a bond of indemnity in form, in an amount, and with one or more sureties satisfactory to the board of directors, to indemnify the corporation against any claim which may be made against it on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.

Article VI.  Distributions, Record Date.

Section 6.01           Distributions.  The board of directors may authorize and cause the corporation to make distributions whenever, and in such amounts or forms as, in its opinion, are deemed advisable.

Section 6.02           Record Date.  The board of directors may fix a date not exceeding 120 days preceding the date fixed for the payment of any distribution as the record date for the determination of the shareholders entitled to receive payment of the distribution and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such distribution notwithstanding any transfer of shares on the books of the corporation after the record date.

Article VII.  Books And Records, Fiscal Year.

Section 7.01           Share Register.  The corporation shall keep at its principal executive office, or at another place or places within the United States determined by the board of director:  (1) a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder and (2) a record of the dates on which certificates or transaction statements representing shares were issued.

Section 7.02           Other Books and Records.  The corporation shall keep at its principal executive office, or, if its principal executive office is not in Texas, shall make available at its Texas registered office within ten days after receipt by an officer of the corporation of a written demand for them made by a shareholder, beneficial owner or a holder of a voting trust certificate, originals or copies of (a) records of all proceedings of shareholders for the last three years; (b) records of all proceedings of the board for the last three years; (c) its articles and all amendments currently in effect; (d) its bylaws and all amendments currently in effect; (e) financial statements required by law and the financial statements for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record; (f) reports made to shareholders generally within the last three years; (g) a statement of the names and usual business addresses of its directors and principal officers; (h) any voting trust agreement filed with the corporation; (i) any shareholder control agreement filed with the corporation; and (j) any agreements, contracts or other arrangements or portions thereof that are incorporated by reference in the articles of incorporation or board resolutions that establish the rights or preferences of a class or series of shares of the corporation.

Section 7.03           Fiscal Year.  The fiscal year of the corporation shall be determined by the board of directors.

Article VIII.  Loans, Guarantees, Suretyship.

The corporation may lend money to, guarantee an obligation of, become a surety for or otherwise financially assist a person if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the directors present and (a) is in the usual and regular course of business of the corporation; (b) is with, or for the benefit of, a related organization, an organization in which the corporation has a financial interest, an organization with which the corporation has a business relationship, or an organization to which the corporation has the power to make donations, any of which relationships constitute consideration sufficient to make the loan/guarantee, suretyship, or other financial assistance so approved enforceable against the corporation; (c) is with, or for the benefit of, an officer or other employee of the corporation or a subsidiary, including an officer or employee who is a director of the corporation or a subsidiary, and may reasonably be expected, in the judgment of the board, to benefit the corporation; or (d) whether or not any separate consideration has been paid or promised to the corporation, has been approved by (i) the holders of two-thirds of the voting power of the shares entitled to vote which are owned by persons other than the interested person or persons, or (ii) the unanimous affirmative vote of the holders of all outstanding shares whether or not entitled to vote.  Such loan, guarantee, surety contract or other financial assistance may be with or without interest, and may be unsecured, or may be secured in the manner as a majority of the directors present approve, including, without limitation, a pledge of or other security interest in shares of the corporation.

Article IX.  Indemnification of Certain Persons.

The corporation shall indemnify all officers and directors of the corporation, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by law.  Unless otherwise approved by the board of directors, the corporation shall not indemnify any employee of the corporation who is not otherwise entitled to indemnification pursuant to this Article IX.  The board of directors may authorize the purchase and maintenance of insurance and/or the execution of individual agreements for the purpose of such indemnification, and the corporation shall advance all reasonable costs and expenses (including attorneys’ fees) incurred in defending any action, suit or proceeding to all persons entitled to indemnification under this Article IX, all in the manner, under the circumstances and to the extent permitted by law.

Article X.  Amendments.

These bylaws may be amended or repealed by a vote of the majority of the whole board of directors at any meeting.  Such authority of the board of directors is subject to the power of the shareholders, exercisable in the manner provided by law to adopt, amend or repeal bylaws adopted, amended or repealed by the board of directors.